QUANTITATIVE GROUP OF FUNDS

QUANTITATIVE ADVISORS

U.S. BOSTON CAPITAL CORPORATION

CODE OF ETHICS

FOR PERSONAL INVESTING

INTRODUCTION

This Code of Ethics (the "Code") has been adopted pursuant to Rule 17j-1 of the Investment Company Act of 1940 (the "1940 Act") and the Rules 204A-1, 204-2(a)(12) and 204-2(a)(13) of the Investment Advisers Act of 1940 (the "Advisers Act").

The Code governs personal investment activities by employees, officers, directors and trustees of the Quantitative Group of Funds (collectively, the "Funds" and individually a "Fund”), Quantitative Investment Advisors, Inc. (the "Manager"), and U.S. Boston Capital Corporation (the "Distributor").

The provisions outlined in the Code apply differently to each person depending on your position with the Funds, the Manager or the Distributor. It is your responsibility to familiarize yourself with this document each year and again if your position changes during a year.

For purposes of the Code:

▪	Unless indicated otherwise, the term "you" refers to all Access Persons (as the term is defined below) except the Disinterested Trustees.
▪	The term "Quant" is used to refer collectively to the Funds, the Manager and the Distributor. The terms "we" and "our" refer to Quant.

The Code is administered and enforced by the Compliance Officer and his or her designees.

STATEMENT OF POLICY

Quant is committed to maintaining the highest ethical standards in connection with the management of our clients' assets. An important part of this commitment is our fiduciary responsibility to put our clients' interests ahead of our own. This Code is designed to provide us with a high level of confidence that your personal investment activities are consistent with our clients' interests.

You must conduct all of your personal investment activities in a manner that is consistent with this Code. In addition, you must conduct all of your personal investment activities in a manner that avoids any actual or potential conflict of interest or abuse of your position of trust and responsibility. You must avoid taking inappropriate advantage of your position with Quant by avoiding any situation that may create the perception of abuse or that may call into question the exercise of your judgment including, but not limited to, the receipt of exceptional investment opportunities or gifts of more than an insignificant value from any person or institution doing or attempting to do business with Quant.

Under the Code, you must conduct your personal investment activities in a manner which complies with the requirements of the federal securities laws. For purposes of this Code, the federal securities laws include the following laws, as amended from time to time, and any rules and regulations adopted thereunder by the Securities Exchange Commission or the Department of the Treasury, as applicable:

▪	Securities Act of 1933;
▪	Securities Exchange Act of 1934;
▪	Investment Company Act of 1940;
▪	Investment Advisers Act of 1940;
▪	Title V of the Gramm-Leach-Bliley Act; and
▪	Bank Secrecy Act as it applies to mutual funds and investment advisers.

It is important that you understand that the Code does not attempt to identify all possible conflicts of interest and that literal compliance with each of its specific provisions will not shield you from accountability for your personal investment activities or other conduct that violates our fiduciary duty to our clients. In other words, you must comply not only with technical provisions of the Code but also with the spirit of the Code.

APPLICABLIITY

Persons to Whom the Code Applies

The Code applies to all Access Persons.

Upon the determination that you are an Access Person, the Compliance Officer will provide you with a copy of this Code. If you know that you are an Access Person under this Code, you will be required to comply with it even if the Compliance Officer has not yet advised you that you are an Access Person. The prohibitions described below apply only to a transaction in a Reportable Security in which you had, or by reason of the transaction acquire, any direct or indirect beneficial ownership. Except as provided in the Statement of Policy, Disinterested Trustees are not generally subject to this Code and only must comply with those provisions that are expressly stated as applying to Disinterested Trustees. Please refer to the "Definitions" section of the Code for the definition of "Access Person."

Accounts to Which the Code Applies

The Code applies to transactions in Reportable Securities in accounts beneficially owned by you.

The term "beneficial ownership" is more encompassing than you might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating investment control or a sharing of financial interest. See the "Definition" section of the Code for a more comprehensive explanation of "beneficial ownership." Regardless of your position with the Funds, the Manager or the Distributor, all of your transactions in the Funds must be consistent with the prospectus requirements of the Funds at all times.

Securities to Which the Code Applies

The Code applies to all transactions in Reportable Securities and Reportable Funds. See the "Definitions" section of the Code for more information on both Reportable Securities and Reportable Funds.

Activities to Which the Code Applies

Your personal investment activity, outside affiliations and giving or receipt of gifts are subject to restrictions, and, in some cases, prohibitions of the Code.

Certain of these activities, such as competing with client trades or holdings and making personal use of or benefiting from client trades or holdings, are unethical. Others, such as purchases of initial public offerings and private placements, are restricted because they present the potential for actual or perceived conflicts of interest. The prohibitions and restrictions contained in this Code are based on the rules and interpretive positions of the Securities and Exchange Commission, industry "best practices" recommendations, and the policies of the Funds, the Manager and the Distributor.

CODE OF ETHICS

1.	Definitions

(a)       "Access Person" means any director, trustee or officer of the Funds, the Manager or the Distributor. It also means:

(i)

Any employee or independent contractor of the Funds, the Manager or the Distributor (or any company that controls the Funds, the Manager or the Distributor) who has access to nonpublic information regarding clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;

(ii)

Every natural person who controls the Funds, the Manager or the Distributor and who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; and

(iii)	Any employee or other person designated by the Compliance Officer as an Access Person under this Code.

(b)       "Advisor" means advisors other than the Manager engaged by the Funds or the Manager to manage a Fund.

(c)	"Advisory Person" of a Fund means:

(i)

Any employee, including any household member of any employee, of the Funds, the Distributor, or the Manager or of any company in a control relationship to the Advisory Person who, in connection with his or her regular duties makes, participates in or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)

Any natural person in a control relationship to the Funds, the Distributor, or the Manager who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

(d)       A security is "Being Considered for Purchase or Sale" when a recommendation to purchase or sell such security has been made and communicated and, with respect to the person making the recommendations, when such person seriously considers making a recommendation.

(e)       A security is "Being Purchased or Sold" when a Fund has a pending buy or sell order in the security.

(f)        "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect ownership shall apply to all securities that an Access Person has or acquires. A person is generally deemed to have beneficial ownership of a security if the security is (1) held, in full or in part, in the name of such person directly or indirectly through any contract, arrangement, understanding, relationship or otherwise; (2) held by another person but subject to an agreement granting such person rights such as the ability to vote or sell the security; (3) available to such person within 60 days by exercise of a right, conversion of a security or pursuant to the power to revoke a trust; (4) held in trust for such person; or (5) held by an entity primarily used for personal trading and which is partially owned by the person.

(g)       "Client" means any account to which the Manager provides investment advice, including the Funds.

(h)       "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position within the company.

(i)        "Disinterested Trustee" means a trustee of the Funds who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(j)        "Fund" means a fund in the Quantitative Group of Funds, each of which is an investment company registered under the 1940 Act.

(k)       “Household Member” means any person residing in the same living space as an employee.

(l)        "Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. “Hot Issue” means any IPO which is oversubscribed.

(m)      "Investment Personnel" means all persons who provide information and advice to the persons responsible for making the investment decisions regarding the Fund or who help execute such person's decisions or who in the ordinary course of business receive information about such decisions. At present, no officers or employees of the Fund, the Manager, or the Distributor are Investment Personnel.

(n)       "Private Placement" means an offering of securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933 and other similar non-U.S. securities. Private placements include, but are not limited to, equity partnerships, hedge funds, limited partnerships and venture capital funds.

(o)       "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

(p)	"Reportable Fund" means:

(i)	Any Fund for which the Manager serves an investment adviser as defined in Section 2(a)(20) of the 1940 Act (that is, the Quant Funds);
(ii)

Any Fund whose investment adviser or principal underwriter controls the Manager, is controlled by the Manager or is under common control with the Manager. For this purpose, control has the same meaning as it does in Section 2(a)(9) of the 1940 Act; and

(iii)	Open-end Exchange-Traded Funds.

(q)       "Reportable Security" means any type of equity or debt security (such as common stock, preferred stock, UIT exchange-traded fund, corporate or government bonds or corporate or government notes as defined in section 202(a)(9) of the 1940 Act) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices) except that it does not include:

(i)

Direct obligations of the U.S. government (note, however, that securities issued by agencies or instrumentalities of the U.S. government (such as GNMA obligations), municipal obligations and obligations of other governments are Reportable Securities);

(ii)	Bankers' acceptances;
(iii)	Bank certificates of deposit;
(iv)	Commercial paper;
(v)	High quality short-term debt instruments, including repurchase agreements;
(vi)	Shares of money market funds;
(vii)	Shares issued by open end funds other than Reportable Funds (as defined above); and
(viii)	Shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are Reportable Funds.

2.	Fully or Partially Exempted Transactions

The prohibitions, restrictions, pre-clearance requirements and reporting requirements of this Code do not apply to:

(a)       Transactions in Securities that are not Reportable Securities. Reportable Securities are defined above under "Definitions."

(b)       Transactions in Non-Discretionary Accounts. Purchases or sales effected in any account over which you, as an Access Person (or any member of your immediate family sharing the same household with you), have no direct or indirect influence or control. This exemption includes any account of yours that is managed on a discretionary basis by someone other than you (or any member of your immediate family sharing the same household with you).

(c)       Automatic Investment Plan Transactions. Purchases or withdrawals that are part of an automatic investment plan, including automatic investment plans with respect to shares of Reportable Funds. For purposes of this section, an "automatic investment plan" is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. A dividend reinvestment plan is a type of automatic investment plan.

The prohibitions, restrictions, pre-clearance requirements do not apply to the following (unless indicated otherwise in the Code) but the reporting requirements of this Code continue to apply to:

(d)       Non-Volitional Transactions. Purchases or sales that are non-volitional on the part of the Access Person (or any member of your immediate family sharing the same household with you). A non-volitional transaction includes an in-the-money option that is automatically exercised by a broker, a security that is called away as a result of an exercise of an option or a security that is sold by a broker, without consulting you, to meet a margin call not otherwise met by you.

(e)       Rights Offerings. Purchases effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

(f)        Tender Offers. Tenders of securities pursuant to tender offers that are expressly conditioned on the tender offeror's acquisition of all of the securities of the same class. This exemption does not apply to tenders of securities pursuant to any other tender offer.

(g)       Small Transactions. You may enter into transactions of an insignificant value, as determined by the Manager from time to time.

3.	Prohibited Purchases and Sales

(a)	Access Persons may not engage in any of the following activities:

(i)	Transact in Reportable Securities (including the Quant Funds) without pre-clearance.

(b)       Investment Personnel may not engage in the activities in (a) above that apply to all Access Persons and, in addition, may not engage in any of the following activities:

(i)

Purchasing or selling, directly or indirectly, any Reportable Security in which they had, or by reason of such transaction acquire, any direct or indirect beneficial ownership and which is Being Considered for Purchase or Sale by a Fund or is Being Purchased or Sold by a Fund. Any profits realized by Investment Personnel from trades made in violation of this subsection (a)(i) shall be disgorged to the respective Fund.

(ii)

Acquiring Reportable Securities in a private placement transaction without the prior consent of the Compliance Officer or, in his or her absence, the President of the Manager. In determining whether to grant such consent, the Compliance Officer or the President of the Manager shall consider, among other factors, whether the investment opportunity should be reserved for a Fund or its shareholders and whether the opportunity is being offered to the person by virtue of his or her position with the investment company.

(iii)

Either purchasing and selling or selling and purchasing the same or equivalent Reportable Securities or Reportable Funds within sixty days of the initial transaction. For the purpose of this section, puts, calls, options and similar instruments are deemed to be equivalent securities of the Reportable Security or Reportable Fund underlying the instrument. Any profits generated from such transactions must be disgorged to the respective Fund.

4.	Pre-Clearance of Trades

(a)       Transactions in Reportable Securities or Reportable Funds. All transactions in Reportable Securities or Reportable Funds made by Access Persons must be pre-cleared by the Compliance Officer, or in his absence, the Compliance Officer’s designated agent or the President of the Manager. The Compliance Officer shall review all proposed transactions for potential violations of the Code. All pre-clearance requests must be made by submitting a Pre-Clearance Form which can be found in P:\Compliance\Compliance Forms\Code of Ethics Forms. Although all transactions in Reportable Securities or Reportable Funds must be pre-cleared, a transaction may be automatically approved by the Compliance Officer if the transaction meets the de minimis exception below. Pre-clearance approval shall be good for one day from the date it is granted and may be extended for additional one-day periods at the discretion of the Compliance Officer upon the request of the Access Person.

De Minimis Exception. A transaction may be automatically approved if it meets all of the following conditions:

1.	A transaction of less than $30,000 or in the local country equivalent,
2.	2,000 shares or units; and
3.	not more than 1% of the average daily trading volume in the security for the preceding 5 trading days.

(b)       Initial Public Offerings. Subject to the prohibition in the paragraph (b)(i) below, all purchases of Initial Public Offerings (IPOs) made by an Access Person, including household members of the Access Person, must be pre-cleared by the Compliance Officer, or in his absence, the President of the Manager. Any Access Person must obtain information from their executing broker as to whether the IPO is a “hot issue.” The employee shall then present a completed pre-clearance form to the Compliance Officer. Access Persons will only be granted clearance by the Compliance Officer to purchase IPOs that are not considered “hot issues.”

(i)

IPO Prohibition. Access Persons (or immediate family members as defined under FINRA’s rules) who are also FINRA registered representatives or principals are prohibited from purchasing IPOs under FINRA Rule 5130. An exception may apply in an issuer-directed offering.

(c)       Private Placements. All purchases of Private Placements made by an Access Person, including household members of the Access Person, must be pre-cleared by the Compliance Officer, or in his absence, the President of the Manager.

5.	Reporting

(a)       Every Access Person shall report to the Compliance Officer the information described in Section 5(c) of this Code of Ethics with respect to transactions in any Reportable Security or Reportable Fund in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

(b)       Notwithstanding Section 5(a) of this Code, an Access Person need not make a report where the report would duplicate information recorded pursuant to rule 204-2(a)(12) under the Investment Advisers Act of 1940, as amended; provided, however, that such information must be received no later than 30 days after the end of the calendar quarter in which the transaction takes place.

(c)       Quarterly Holdings Reports. Each report shall be made no later than 30 days after the end of the calendar quarter in which the transactions (or lack thereof) to which the report relates was effected, and shall contain the following information:

(i)	The date of the transaction, the title and number of

shares, the CUSIP number and the principal amount

of each security involved;

(ii)	The nature of the transaction (i.e., purchase sale or
any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through
whom the transaction was effected;

(v)	The date the transaction report was submitted.

(d)       Reports by Disinterested Trustees. A Disinterested Trustee need only report a transaction in a Reportable Security if such trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 5-day period immediately preceding or after the date of the transaction by the Disinterested Trustee:

(i)	such security was or is to be purchased or sold by a Fund; or

(ii)	such security was or is being considered for purchase or
sale by a Fund.

In addition, Disinterested Trustees need not file a quarterly transaction report if the Trustee made no reportable transactions during a quarter. This exemption does not relieve Disinterested Trustees of their obligation to file the annual acknowledgment of their responsibilities of the Code required by Section 5(e) below, if applicable.

(e)       Certification. The report for the final calendar quarter of each year must also include a statement by Access Persons that they are aware of their obligations under this Code and that for the past year they have complied with the Code in all respects, including the reporting requirements.

(f)        Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(g)       Every report containing a purchase or sale prohibited under Section 3 of the Code with respect to which the reporting person relies upon one of the exemptions provided in Section 2 of the Code shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

(h)       With respect to those transactions executed through a broker, an Access Person may fulfill his or her reporting requirement by directing the broker(s) to transmit to the Compliance Officer a duplicate of confirmations of such transactions, provided, however, the Access Person will still be required to represent at the end of each quarter that the trades reflected on the confirmations constituted all of his or her trades for the quarter. Confirmations sent to the Compliance Officer should be addressed "Personal and Confidential" and must be received within 30 days of the calendar quarter end.

(i)        Annual Holdings Reports. On an annual basis, within 30 days of the conclusion of each calendar year, all Access Persons must provide the Compliance Officer with a list of their securities holdings that is current within 45 days of submission.

(j)        Initial Holdings Reports. Newly hired Access Persons shall provide the Compliance Officer with a list of their full securities holdings upon commencement of their employment within 10 days of their hire date that is current within 45 days prior to becoming an Access Person. Specifically, newly hired Access persons must report to the Compliance Officer all securities holdings on the Initial Holdings Report Form that requires the following information:

(i)	The title, number of shares and principal amount of each security in which you have any direct or indirect Beneficial Ownership as of the time you became an Access Person;

(ii)

The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit Ownership as of the time you became an Access Person; and

(iii)	The date the report was submitted.

The Initial Holdings Report may be satisfied by indicating on the Initial Holdings Report Form that you are providing a copy of securities account statements.

Newly appointed Access Persons can satisfy the Initial Holdings Report requirement by timely filing and dating a copy of all securities account statements listing all of their securities holdings. If a newly appointed Access Person has previously provided securities account statements, the Initial Holdings Report requirement can be satisfied by timely confirming the accuracy of the statements in writing.

(k)       No Transactions during a Reporting Period. If an Access Person does not effect any reportable transactions during a reporting period, such person is not required to file a report so stating.

6.	Review and Recordkeeping

(a)       The Compliance Officer shall notify each person who is an Access Person that such person is subject to this Code of Ethics, including the reporting requirements, and shall deliver a copy of this Code of Ethics to each such person.

(b)       The Compliance Officer shall review the reports submitted by each Access Person to determine whether there may have been any transactions proscribed by this Code of Ethics. In such event, the Compliance Officer shall immediately report the transaction to the President of the Manager and submit a report to the Board of Trustees of the Fund at its next meeting following receipt of the report by the Compliance Officer. The Compliance Officer shall have discretion not to submit a report to the Board of Trustees if he finds that by reason of the size of the transaction, the circumstances thereof or otherwise, no fraud or deceit or manipulative practice could reasonably have be found to have been practiced on the Fund in connection with its holding or acquisition of the security or that no other material violation of this Code of Ethics has occurred. A written memorandum of any such finding shall be filed with any such reports submitted pursuant to this Code of Ethics.

(c)       The Compliance Officer shall, at the end of each calendar quarter, request a representation from all Advisors that the Advisor is in compliance with the Code of Ethics promulgated by the Advisor. Any report by an Advisor of a violation of its Code of Ethics shall be disclosed by the Compliance Officer to the President of the Manager and the Board of Trustees of the Fund as provided in Section 5(b) above. At the time the Fund and the Manager enter into an agreement with any Advisor to provide advisory services to the Fund, the Compliance Officer shall request a current copy of the Advisor's Code of Ethics, and all Advisors will be required to provide the Compliance Officer with revisions to their Codes of Ethics.

(d)       The Compliance Officer shall maintain records in the manner and to the extent set forth below:

(i)	Preserve in an easily accessible place a copy of this Code of Ethics and any other code of ethics that at any time within the last five years has been in effect;

(ii)	Maintain in an easily accessible place a list of all Access Persons who are, or within the last five years have been, required to make reports;

(iii)

Preserve for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place, a copy of each report made by an Access Person and a copy of any written memoranda prepared by the Compliance Officer in connection therewith; and

(iv)

Preserve in an easily accessible place for a period of not less than five years from the end of the fiscal year in which the violation occurs a record of any violation of this Code of Ethics and of any action taken as a result of such violation.

7.	Confidentiality

All reports of securities transactions, information related to investigating violations of the Code and any other information filed with the Compliance Officer pursuant to this Code shall be treated as confidential, but are subject to review and reporting as provided herein. In addition, we may report information to third parities under certain circumstances. For example, we may make reports of securities transactions and violations of this Code available to (i) clients or former clients or (ii) to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or (iii) to other civil or criminal authorities if we consider it to be necessary or advisable.

8.	Sanctions

Upon being informed of a violation of this Code of Ethics, the Compliance Officer of the Fund may impose such sanctions as he or she deems appropriate, including, among other things, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profit received from a securities transaction effected in violation of this Code of Ethics. All material violations of this Code of Ethics and any sanctions imposed thereto shall be reported periodically to the Board of Trustees of the Fund.

The Compliance Officer may take into account any factors that he or she determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. The Board of Trustees of the Funds shall have the power to modify or increase any sanction, as it deems appropriate.

9.	Service as a Director Prohibited for Investment Personnel

Investment Personnel shall not serve on the Board of Directors or equivalent entity of a publicly traded company without the prior consent of the Fund's Compliance Officer, or, in his or her absence, the President of the Manager. In granting such consent, the Compliance Officer or President of the Manager must find that the board service would be consistent with the interests of the Fund and its shareholders. In the event that such service is allowed, the Compliance Officer or President of the Manager shall take measures to ensure such person is isolated from investment decisions.

10.	Gifts and Entertainment Policy

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Access Person in connection with the business of the Funds, the Manager or the Distributor unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Access person.

Receipt of Gifts.         Access Persons may not accept anything of value, including gratuities, in excess of $100 per year from any person or entity that does business with or on behalf of the Funds, the Manager or the Distributor or from an entity that is a potential investment for a client where such payment or gratuity is in relation to the business of the Fund, the Manager, or the Distributor. A gift of any kind is considered a gratuity. Any solicitation of gifts, personal benefits or gratuities is unprofessional and is strictly prohibited.

Any entertainment event provided to an Access person where the host is not in attendance is treated as a gift and is subject to the $100 per year source limit.

Offers of Gifts.           Access Persons may not offer gifts, favors, entertainment, special accommodations, or other things of value that could be viewed as overly generous or aimed at influencing decision-making of a person or entity or making a client feel beholden to Quant or the Access Person.

Cash.	Access Persons may not offer or accept cash or cash equivalents as a gift.

Entertainment.            Access Persons may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Quant. Quant permits reasonable, ordinary business entertainment, but prohibits any events, which may be perceived as extravagant or involving lavish expenditures.

(a)       Occasional lunches, dinners, cocktail parties, or comparable gatherings conducted for business purposes are permitted.

(b)	Other entertainment events, such as, sporting events, theater, movies, concerts, or other forms of entertainment conducted for business purposes, are permitted only under the following conditions:

(i)	The host must be present for the event.

(ii)	The location of the event must be in the metropolitan area in which the office of the Access Person is located.

(iii)

Spouses or other family members of the Access Person may not attend the entertainment event or any meals before or after the entertainment event. Exceptions to this requirement may be approved provided that the circumstances are reasonable and pre-approval is obtained.

(iv)

Acceptance of entertainment having a market value materially exceeding the face value of the entertainment including, for example, attendance at a sporting event playoff game, is prohibited. This prohibition applies even if the Access Person pays for the tickets.

(v)

The Access Person may not accept entertainment events more than four times a year and not more than two times in any year from any single person or entity. The Access Person may not provide entertainment events more than two times in any year to any single person or entity.

(vi)

The Compliance Officer may grant exceptions to these rules. For example, it may be appropriate for an employee attending a legitimate conference in a location away from the office to attend a business entertainment event in that location. All exceptions must be precleared by written request to the Compliance Officer.

Pre-Clearance.            Business entertainment events provided for under (b) above must be approved in writing by the Compliance Officer in advance of the event. Requests should be made in writing to the Compliance Officer. The Compliance Officer shall review or approve the request and document the review in writing.

Reporting.       All gifts and entertainment given and received must be reported to the Compliance Officer in writing within 10 business days of the event (this includes pre-approved entertainment). The Compliance Officer maintains a log of all gifts and entertainment. The log shall be reviewed quarterly (documenting such review by initialing the log) looking for any patterns that may raise concern.

Failure to report will be treated as a violation of the Code.

11.	Exemptions

As described in Section 2 of the Code, we have established certain categories of transactions and conduct that are completely or partially exempt from various provisions of this Code.

Although exemptions other than those specifically included in the Code will rarely, if ever, be granted, the Compliance Officer may prospectively grant other exemptions from the trading restrictions, pre-clearance requirements or other provisions of this Code if the Compliance Officer believes that such an exemption is appropriate in light of all of the surrounding circumstances. The factors the Compliance Officer may review, include, but are not limited to, whether the granting of the exemption would violate the spirit of this Code and whether the granting of the exemption would cause any injury to any client. The Compliance Officer may grant exemptions under the Code only after reviewing all material information.

All exemption requests must be submitted to the Compliance Officer in writing and in advance. If appropriate, the Compliance Officer will consult with the President of the Manager in considering such requests. The Compliance Officer will inform you in writing whether or not the exemption has been granted. If you are granted an exemption to any provision of this Code, you still will be expected to comply with all other provisions of this Code.

12.	Appeals Procedure

If you believe you have been mistreated by any action rendered with respect to a violation of the Code or an exemption request waiver request, you may appeal the determination by providing the compliance officer with a written explanation within 30 days of being informed of such determination. If appropriate, the compliance officer will arrange for a review by senior management and will advise you whether the action will be imposed, modified or withdrawn.

13.	Enforcement

Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The Compliance Officer will keep records of any violation of the Code and of the actions taken as a result of such violations.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Funds, the Manager and the Distributor. The Code is not a promise or contract, and it may be modified at any time. The Funds, the Manager and the Distributor retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

14.	Report to the Board of Trustees

Each year, the Compliance Officer will submit a report to the Board of Trustees of the Funds. The report will include, among other things:

•	The number and nature of all material violations of the Code and the sanctions imposed;

•	Any recommended changes to the Code based upon the Compliance Officer's experience with the Code, evolving industry practices and developments in applicable laws or regulations; and

•	A certification that the Funds, the Manager and the Distributor have adopted procedures reasonably necessary to prevent access persons from violating the Code.

15.	Trustee Review of Code

The Board of Trustees of the Fund may from time to time adopt such interpretations of this Code, as they deem appropriate. The Board of Trustees will review the operation of this Code of Ethics at least annually for its continuing appropriateness.

16.	Appointment of Compliance Officer

The Board of Trustees has appointed Deborah A. Kessinger as the Compliance Officer with respect to this Code of Ethics to serve until further notice.

17.	Policies and Procedures to Prevent Insider Trading Violations

In addition to the requirements of this Code, all officers, directors and employees are subject to our Policy Statement on Insider Trading. This policy statement prohibits any officer, director or employee, either personally or on behalf of others, from buying or selling any security, including mutual funds and private accounts managed by the Manager or the Distributor, while in possession of material nonpublic information about the issuer of the security. The policy statement also prohibits such persons from communicating to third parties any material nonpublic information about any such security or issuer of such securities. Any violation of our Policy Statement on Insider Trading that adversely affects a client shall be deemed to be a violation of this Code.

18.	Miscellaneous

You may have other obligations related to your purchase and sale of securities that are not covered by the Code. Please follow any guidelines you receive from the Funds, the Manager and the Distributor.

(revised January 1, 2006)

(revised February 21, 2006)

(revised January 8, 2007)

(revised January 10, 2008)

(revised January 15, 2009)

(revised January 15, 2010)